Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of International Smart Sourcing, Inc. on Form S-3 (File No. 333-48701) of our report dated March 8, 2006, except with respect to Note 21 (b) which is dated March 24, 2006, with respect to our audits of the consolidated financial statements of International Smart Sourcing Inc. as of December 30, 2005 and for the fiscal years ended December 30, 2005 and December 31, 2004, which report is included in this Annual Report on Form 10-KSB of International Smart Sourcing Inc. for the year ended December 30, 2005.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, NY
March 28, 2006